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                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 27, 1997

                              Fine Host Corporation
             (Exact name of Registrant as specified in its charter)

             Delaware                         06-1156070
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)            Identification No.)


  3 Greenwich Office Park Greenwich, CT                         06831
(Address of principal executive offices)                      (Zip code)

                                 (203) 629-4320
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets

         On August 27, 1997, Fine Host Corporation (the "Company") acquired 100% of the stock of Best, Inc.("Best"), which is headquartered in Roseville, MN and specializes in the health care and corrections markets. Established in 1975, Best also provides food service to a number of clients in the business dining, college and school nutrition segments. With approximately $45 million in annual revenues, Best provides contract food and dietary management services to approximately 150 accounts in the states of Minnesota, Wisconsin, North Dakota, South Dakota, Illinois and Iowa.
         The gross aggregate consideration paid for Best was $26,500,000, consisting of $22,565,000 in cash to the shareholders of Best and $3,935,000 to third party debtors. The purchase price was the result of arm's length negotiations between the Company and the shareholders of Best. The Company financed the acquisition with funds drawn under the Company's Fourth Amended and Restated Loan Agreement, a $200 million credit facility with Bank Boston, N. A., as Administrative Agent, U.S. Trust, as Documentation Agent, and certain banks and other financial institutions party thereto.

Item 7.  Financial Statements and Exhibits

a)    Financial Statements of the Business Acquired

         It is impractical for the Company to file the required audited financial statements for Best, Inc. at this time. As permitted by Item 7(a)(4) these financial statements will be filed under cover of Form 8-K/A as soon as the financial statements are available on or before November 10, 1997.

b)    Pro Forma Financial Information

         It is impractical for the Company to file the required pro forma financial statements at this time. As permitted by Item 7(b)(2) these financial statements will be filed under cover of Form 8-K/A as soon as the financial statements are available on or before November 10, 1997.

c)    Exhibits:

 2.1 Stock Purchase Agreement by and between Fine Host Corporation and the shareholders of Best, Inc. dated as of August 27,1997.

99.1      Press Release dated August 28, 1997


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                   Fine Host Corporation

September 5, 1997  By:_/s/ Nelson A. Barber
                   -------------------------------------------
Date               Nelson A. Barber
                   Senior Vice President and Treasurer
                  (Duly Authorized Officer and Principal Accounting Officer)


































                                  EXHIBIT INDEX



Exhibit No.    Description



   2.1 Stock Purchase Agreement by and between Fine Host Corporation and the shareholders of Best, Inc. dated as of August 27, 1997.

  99.1         Press Release dated August 28, 1997